UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2024

Kairos Pharma, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	001-42275	46-2993314
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2355 Westwood Blvd., #139

Los Angeles CA 90064

(Address of principal executive offices) (Zip Code)

(310) 948-2356

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $0.001, per share	KAPA	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On December 10, 2024, Dr. Rosemary Mazanet resigned from her position as a member of the board of directors (the “Board”) of Kairos Pharma, Ltd. (the “Company”), with such resignation to be effective upon the Company’s appointment of a new independent director to fill her role. Dr. Mazanet’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices but rather was due to personal reasons. The Company thanks Dr. Mazanet for her service as a member of the Board and wishes her great success going forward.

Appointment of Director

On December 10, 2024, the Board appointed Dr. Rahul Singhvi to serve as a director of the Board, effective immediately. Dr. Singhvi will also serve as a member of the Board’s audit committee and chair of the Board’s compensation committee and nominating and corporate governance committee.

Dr. Singhvi, age 59, is a global leader in the Life Sciences industry and is cofounder of the U.S.-based biomanufacturing company, Resilience (National Resilience, Inc.). Prior to cofounding Resilience in 2020, Dr. Singhvi was an Operating Partner at Flagship Pioneering, where he founded and operated companies launched from Flagship’s innovation foundry, Flagship Venture Labs. Before joining Flagship, he was the Chief Operating Officer of Takeda’s Vaccine Business Unit where he led worldwide vaccine manufacturing operations. Before Takeda, Dr. Singhvi was President and CEO of Novavax, Inc. (Nasdaq:NVAX) where he led the company’s transformation into a global vaccine player. Dr. Singhvi’s career began at Merck & Co in 1994, where he held several positions in R&D and manufacturing. Dr. Singhvi serves on the Board of Trustees of the Keck Graduate Institute, and on the Board of Directors for Codexis (Nasdaq:CDXS) and for Garuda Therapeutics (private). Dr. Singhvi graduated as the top ranked chemical engineer from the Indian Institute of Technology, Kanpur, India and obtained both his M.S. and Sc.D. degrees in chemical engineering from MIT. He received an MBA from the Wharton School of the University of Pennsylvania, where he graduated as a Palmer Scholar. Because of Dr. Singhvi’s experience and knowledge in the operation and leadership of early-stage public healthcare companies, we believe he will be able to provide valuable insights and contributions to our Board.

In conjunction with his appointment, the Company entered into a director offer letter (the “Director Offer Letter”) with Dr. Singhvi. Pursuant to the terms of the Director Offer Letter, Dr. Singhvi is entitled to receive an annual cash fee of $50,000, payable in equal quarterly installments, and is also entitled to a grant of $50,000 in restricted stock units (“RSUs”), which RSUs will be issued under the Company’s 2023 Equity Incentive Plan and will vest annually in three substantially equal installments on the anniversary date of the grant.

The Company has also entered into a standard form of indemnification agreement with Dr. Singhvi in connection with his appointment to the Board, the form of which was previously filed by the Company as Exhibit 10.29 to the Company’s registration statement on Form S-1 (File No. 333-274805), filed with the Securities and Exchange Commission on September 29, 2024.

There is no arrangement or understanding between Dr. Singhvi and any other person pursuant to which Dr. Singhvi was selected as a director of the Company, and there is no family relationship between Dr. Singhvi and any of the Company’s other directors or executive officers. Dr. Singhvi does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Director Offer Letter, dated December 10, 2024, between Kairos Pharma, Ltd. and Rahul Singhvi
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2024	KAIROS PHARMA, LTD.

	By:	/s/ John S. Yu
John S. Yu
Chief Executive Officer